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                                                                   EXHIBIT 10.28

                            MASTER LICENSE AGREEMENT


         THIS MASTER LICENSE AGREEMENT ("Agreement") is entered into as of ____________________________________, 1996, by and between Bally Total Fitness
Corporation, a Delaware corporation ("Licensor"), and Complete Wellness Centers, Inc., a Delaware corporation ("Licensee").

RECITALS:

         A. WHEREAS, Licensor owns and operates a number of health club facilities throughout the United States of America (collectively, the "Clubs");

         B. WHEREAS, Licensor and Licensee desire to have Licensee develop and manage complete wellness centers offering physical and occupational therapy, chiropractic and outpatient medical treatment within certain mutually agreed upon Clubs for the purposes set forth in Section 10 below (collectively, the "Centers"); and

         C. WHEREAS, Licensor and Licensee desire to enter into this Agreement to document the relationship between the parties with respect to the licensing, from time to time, of a specified area within certain Clubs to Licensee for use as a Center and to consolidate future licensing arrangements between the parties all upon the terms and conditions set out below.

WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements of Licensor and Licensee hereinafter set forth and other good and valuable consideration and intending to be legally bound hereby, Licensor and Licensee hereby agree as follows:

         1. RIGHT TO DEVELOP THE CENTERS. Subject to the terms and conditions herein set forth, Licensor hereby agrees to grant to Licensee during the term of this Agreement a license revocable in accordance with the terms of this Agreement (collectively and individually, "License") to develop, occupy and manage Centers in those certain areas (collectively and individually, the "License Area") located in available sites which are offered by Licensor and accepted by Licensee located within such Clubs as Licensor and Licensee shall, from time to time, agree upon at which time a description of such License Area (which shall consist of an area containing between 1,500 and 2,000 square feet) and its location within the Club for each License granted hereunder shall be placed on Exhibit "A" attached hereto and made a part hereof. Exhibit A shall be amended from time to time as set forth in this Agreement. The description set out on Exhibit A is for the convenience of the parties only. Licensor shall have the right, at its cost and expense, to relocate from time to time any License Area to another reasonably comparable area within the applicable Club provided that such relocation shall be made in consultation with Licensee. This License does not grant Licensee any possessory right to the License Area or the Clubs. Prior to the granting of
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any individual License, Licensee shall be given the opportunity to inspect the proposed License Area and agrees to accept the same "AS IS" with no modifications by Licensor required.

         2. TERM. Unless earlier terminated as set out herein, the initial term of this Agreement shall commence on the date this Agreement shall have been executed by the last of the parties hereto and shall expire on the fifth
(5th) anniversary thereof. At the expiration of the initial term, the term shall automatically be extended for additional one (l)-year periods (not to exceed five (5) such one (l)-year extensions) unless either party gives the other written notice of its election to terminate this Agreement, which notice must be given at least four (4) months prior to the date of the next automatic extension and which termination will be effective as of the expiration of the initial term or the then current automatic extension, period, as the case may be; provided, however, if as of such expiration date the term bf any License has not yet expired, then the terms of this Agreement shall continue in full force and effect with respect to such Licenses until all such Licenses have expired. For purposes hereof, "Term" shall mean the initial term as same may be extended pursuant to the terms hereof. As used herein, the term 'License Year" shall mean and refer to each consecutive full twelve (1 2) calendar month period during the Term of, the Agreement, commencing on the first day of the Term of the Agreement. Unless earlier terminated as set out herein, each License hereunder shall be for a period (a) commencing upon the earlier to occur of (i) the date which is sixty (60) days after the Permits pertaining to construction are issued and (ii) commencement of business in the License Area (the "Rent Commencement Date") and (b) ending five (5) years thereafter; provided, however, that Licensee shall be subject to and bound by all of the terms of this Agreement commencing as of the earliest of the date Licensee takes possession of, applies for building permits for, or begins any construction on the applicable License Area or on the date of grant as evidenced by the amendment of Exhibit A to include the applicable License Area. An individual License will automatically and immediately terminate upon Licensor's (or any of its subsidiaries', affiliates' or franchisees') ceasing to operate the applicable Club or when the lease or other possessory agreement therefor terminates and Licensor shall give notice to Licensee of the happening of any such event.

         3. LICENSEFEE. Licensee shall owe Licensor a monthly license fee("License Fee") in an amount equal to $10 per square foot per year during the first l2 months from and after the Rent Commencing Date. Thereafter, the License Fee will be the greater of $ 1 5 per square foot per year or 1 2.5 % of the Cash Receipts (as defined below) of the Licensee's fees which are derived from the Center which shall be payable as follows:

                 (a) Licensee agrees that it will furnish to Licensor, not later than the 1 5th day following the end of each calendar month during the Term of this Agreement a true, accurate and correct statement of Cash Receipts and billings for products, services and transactions made at, upon or from the Center by Licensee during such calendar month, which has been certified as true and correct by an officer of Licensee (the "Statement").

                 (b) Concurrently with each Statement, Licensee shall pay to Licensor an amount equal to 12.5% of all Cash Receipts for transactions made in, upon, or from the License Area by Licensee which are for the period covered by the Statement. Notwithstanding anything herein to
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the contrary, in no event shall any License Fee for any month be in an amount less than $.84 per square foot during the initial 12-month term or $1.25 per square foot thereafter.

                 (c) Notwithstanding anything herein to the contrary, there shall be no abatement, apportionment or suspension of the License Fee except as set forth in Section 7 below.

                 (d) Commencing at least one (1) month prior to each anniversary of this Agreement, the parties shall renegotiate in good faith and mutually determine the percentage used to calculate the License Fee payable hereunder for the immediately following year. If the parties are unable to agree upon a new License Fee percentage, then the License Fee percentage in effect at any time renegotiation commenced shall remain; provided, however, the parties shall continue to be obligated to meet every year to attempt in good faith to renegotiate such percentage.

         Licensee agrees to provide Licensor with quarterly and annual financial statements covering the operations hereunder. Such statement is due by the 30th day after the end of each calendar quarter or fiscal year, as the case may be. For the purpose of ascertaining the amounts payable as the License Fee, Licensee agrees to prepare and keep at its main office for a period of not less than three (3) years following the end of each License Year, adequate and accurate records of all billings for products or services, Cash Receipts and other transactions on or from the Center by Licensee. Licensee further agrees to keep at its main office for at least three (3) years following the end of each License Year, the gross income, sales, or any other Municipal, State or Federal tax returns with respect to said License Years and all pertinent original records. Pertinent original records shall include, but not be limited to: (i) sales journals, (ii) bank statements, (iii) monthly ledgers, and (iv) all other records normally examined by an independent certified accountant pursuant to generally accepted accounting principles in connection with auditing Licensee's billings, revenues and receipts. Licensor at all reasonable times during business hours, upon reasonable prior notice, shall have the right, at Licensor's expense, through any accountant or auditor, to inspect, examine and make copies of all or any of Licensee's books and records aforesaid relating to Licensee's billings and Cash Receipts which pertain to the Centers. Licensor agrees to keep all information relating to Licensee and Licensee's Statements in strict confidence (except that such information may be disclosed to Licensor's landlord, prospective purchasers, mortgagees and taxing authorities, if necessary, or if required to be disclosed pursuant to any legal proceedings, governmental requests or similar process).

         Upon reasonable prior notice and during normal business hours, Licensor may at any time (but not more frequently than twice each License Year) have an audit made of the foregoing records of Licensee and to the extent Licensee has or can reasonably obtain same, all records associated with the operation of the Center, by an accountant to be selected and paid for by Licensor. Licensee shall render all reasonable assistance to such accountant and provide access to all such records which may be necessary to conduct a full and complete audit of Licensee's billings and Cash Receipts. If it is determined that the actual billings and Cash Receipts for any period covered by a Statement exceeds the amount thereof reported in said Statement by three percent (3%) or more, (i) Licensee shall pay all of Licensor's out-of-pocket costs of said audit and (ii) it shall be an Event of Default pursuant to
Section 21. Licensee agrees to keep such records relating to any License Year available for audit for a period of at least three (3) years following the close
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of said License Year.  Any sums due for such period as a result of such audit shall constitute additional License Fees due and shall be paid by Licensee within ten (10) days of notification of any such deficiency and, if such audit establishes that Licensee's Statement for such License Year was understated by three percent (3%) or more and Licensee has not shown, to Licensor's reasonable satisfaction, that Licensee has undertaken reasonable measures to prevent the reoccurrence of such understatement, Licensee shall also pay Licensor a charge equal to ten percent (10%) of the additional License Fees due as liquidated damages and not as a penalty. Failure to make an audit in any License Year shall not prejudice Licensor's right to examine prior License Years' records and collect additional License Fees due for such License Year. With respect to any License Year in which the accountant conducting a Cash Receipts audit determines in good faith that Licensee has failed to maintain the hereinabove specified records (except for any records destroyed or lost due to events beyond Licensee's control), Licensee agrees to pay to Licensor the cost of such audit but such payment by Licensee shall not preclude Licensor from seeking remedies to require specific performance from Licensee pertaining to Cash Receipts records.

         As used herein, the term "Cash Receipts" means the total amount of all cash payments (including cash payments received as finance charges and/or interest) received by Licensee in each License Year or partial License Year during the term of this Agreement in respect of (i) all transactions made by Licensee in, upon or from the Center in each month, less the total of (ii) all checks returned unpaid from the drawee bank, or refunds made in the normal or usual conduct of Licensee's business, provided that the transaction resulting in such return or refund was included in Cash Receipts initially, and also, less (iii) any sales tax, use tax, excise tax, retailer's occupational tax or similar tax which is collected by Licensee from its customers and paid to any State, Federal or local authority provided that said taxes are separately charged for. In computing Cash Receipts, all transactions of any type on credit (whether extended by Licensee or by any other party such as, without limitation, credit card issuers) shall be included in Cash Receipts.

         The License Fee shall be paid to the address set out in Section 20 hereof to the attention of the Accounts Receivable Department.

         Licensor and Licensee acknowledge and agree that the License Fee is consistent with the value of the License Area for general commercial purposes as determined in an arm's-length transaction and that the License Fee has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between Licensor and Licensee, if any, or reflects any additional value that any party would attribute to the License Area as a result of its proximity or convenience to Licensor.

         All costs and expenses (including telephone charges) incurred by Licensee to operate and promote its business shall be paid in a timely manner by Licensee except that general utility costs and routine facility maintenance (exclusive of maintenance of the License Area which shall remain Licensee's obligation) shall be paid by Licensor; provided, however, in the event the Center generates any waste material which cannot be disposed of in the ordinary course of Licensor's garbage disposal, Licensee shall be responsible for disposal of its own waste at its sole cost and expense.
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         4. PERMITS AND INDEMNITY. Upon receipt of Licensor's and any required third party's written consent in accordance with Section 5 below, Licensee shall, at its sole cost and expense, promptly and diligently apply for and obtain all governmental and other applicable licenses, permits and approvals (the "Permits") required for the construction, installation, existence, repair, use, operation and removal of the Center and shall indemnify, defend and hold Licensor harmless from and against any and all costs, liabilities, claims, causes of action and expenses, including attorneys' and other professional fees, arising wholly or in part, directly or indirectly, from (a) any failure of Licensee to obtain such licenses, permits and approvals or (b) any violation of any applicable law, ordinance, code, rule or regulation or directive of any governmental authority or agreement by which the Club may be bound relating to the construction, installation, existence, repair, removal, use or operation of the Center. Licensee agrees to promptly provide Licensor with copies of all such licenses, permits and approvals. In the event Licensee is unable to obtain all Permits necessary for the construction of the License Area or operation of the Center within ninety (90) days after the initial application therefor, either party shall have the right to terminate the applicable License upon notice to the other. Licensor shall reasonably cooperate with Licensee's efforts to obtain Permits at Licensee's sole cost and expense.

         5. APPROVAL OF PLANS; QUALITY AND MANNER OF WORK. Licensee shall not commence any alteration of the License Area until final plans and specifications therefor have been approved in writing by Licensor and all necessary Permits have been obtained. Licensee shall provide Licensor with plans and specifications for work it intends to do within the License Area within thirty (30) days after the parties have agreed upon the selection of such License Area and Licensor agrees to either approve or disapprove (with reasons therefor) such plans within sixty (60) days after receipt thereof. In the event any third party consent is required for the proposed alterations and improvements, any consent given by Licensor shall be conditional upon receiving such third party's consent and Licensor agrees to seek such consent reasonably promptly and Licensee shall cooperate with Licensor"s efforts to obtain such third party's consent. Upon Licensee's request, Licensor shall provide copies of such third party consents. Licensee agrees to reimburse Licensor for its reasonable out-ofpocket expenses incurred in having third parties review Licensee's plans and specifications or provide consent. Promptly after Licensor approves the plans and specifications for the Work, Licensee shall promptly and diligently apply for and pursue all necessary Permits and upon receipt thereof, Licensee shall promptly and diligently alter the License Area at its sole cost and expense in accordance with the plans and specifications approved BY Licensor and in accordance with all applicable laws, ordinances, codes, rules and regulations, the Permits and the directives of all governmental authorities having jurisdiction thereover and all agreements by which the License Area may be bound. All construction work performed by or on behalf of Licensee in connection with this Agreement (the "Work") shall be diligently completed, shall conform in material and workmanship to that of the Club, shall use new materials and shall be in compliance with all building codes and regulations and all insurance requirements of Licensor's and Licensee's respective insurance companies. Notwithstanding anything contained herein to the contrary, all Work to the applicable License Area must be completed by Licensee within sixty (60) days after issuance of all necessary Permits; subject, however, to reasonable extensions necessitated by acts of god, acts of war and labor activities unrelated to performance of Work at the Center.
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         Any additional Work shall be in accordance with the terms and conditions of this Section 5 and must receive Licensor's prior written consent. Licensee shall not have the right to make any improvements or alterations which are structural in nature or which affect any portion of the Club (except the License Area) or the exterior of the Club in which it is located without Licensor's prior written consent which may be withheld in Licensor's sole and absolute discretion. Licensee covenants and agrees that it shall use all reasonable efforts to minimize any interference with the operation of the Club and the Club's patrons use and enjoyment thereof during the performance of the Work and shall, if directed by a Licensor representative, work only during those hours which are less disruptive to the operation of the Club provided any such decrease in work hours shall be added to the period of time which Licensee has to complete the Work.

         Licensee will use its best efforts to assure that all Work shall be performed by personnel who will not, either by the conduct of their work or by their presence on the License Area, cause or lead to, directly or indirectly, any strike, picketing, handbilling, labor dispute, work slowdown or boycott affecting the License Area, the Club, the building in which same is located, or any part thereof; and Licensee shall indemnify, defend and hold Licensor harmless from and against any and all loss, damage, cost, expense, liability, claim and cause of action resulting from or arising out of any such strike, picketing, handbilling, labor dispute, work slowdown or boycott. Without limiting Licensor's rights and remedies, in the event any personnel performing any portion of the Work shall cause or lead to, directly or indirectly, any strike, picketing, handbilling, labor dispute, work slowdown or boycott affecting the License Area, the Club, the building in which same is located, or any part thereof, Licensee shall use its best efforts to cause such personnel to permanently leave the License Area within six (6) hours after Licensor's oral or written request therefor.

         6. NON-INTERFERENCE. In constructing, installing, repairing, maintaining, using, operating or removing the Center, Licensee shall not interfere, and will not permit Licensee's clients, agents or employees to interfere, with access to or the use and operation of the License Area or the Club and shall cause each of them to observe all rules and regulations of each Club.

         7. MAINTENANCE AND REPAIRS. Licensee, at its sole cost and expense, shall promptly repair any and all damage caused to the Club (including the License Area) by the construction, installation, repair, maintenance, existence, use or operation of the Center and shall exercise its best efforts to keep the License Area free of all debris resulting therefrom. Licensee shall, at its sole cost and expense, maintain the Center in a good, clean, sightly and safe condition and shall promptly make all repairs and replacements from time to time necessary to keep the Center in such condition. In the event Licensor ceases operating any Club due to the making of repairs, alterations or remodeling or for any other reason, then upon notice (and Licensor shall give ten (10) days' prior notice if reasonably practicable), Licensee will close the applicable Center during the time the Club is closed and the License Fee shall abate proportionally during such period when the Club is so closed.

         8. PAYMENT FOR CONSTRUCTION. Licensee shall pay in full for all labor and materials supplied or furnished in connection with the construction, installation maintenance, repair and
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removal of the Center and in connection with repairs to the License Area required to be made by Licensee hereunder, and shall, upon request, promptly furnish to Licensor such evidence of the payment thereof as Licensor shall reasonably request. Licensee shall procure performance and labor and material payment bonds, naming Licensor as co-obligee, in an amount, form and substance and with a company satisfactory to Licensor in its reasonable discretion, to insure performance and completion of all construction done by Licensee at the Club.

         9. LIENS. If any mechanics or other lien shall at any time be filed against the License Area by reason of any labor, services or materials performed or furnished, or alleged to have been performed or furnished, to or for the benefit of Licensee or in connection with the Center, Licensee shall cause the same to be discharged of record or bonded to the satisfaction of Licensor within ten (1 0) days after notice of the filing thereof. Licensee shall indemnify, defend and save Licensor harmless from and against any and all liability and expense, including attorneys' and other professional fees, arising from or related to, wholly or in part, directly or indirectly, any labor, services or materials performed or furnished or alleged to have been performed or furnished, to or for the benefit of Licensee or in connection with the Center, regardless of whether such work or material has improved or increased the value of the License Area.

         10. USE AND OPERATION OF THE CENTER. The Center shall be used solely as a physical, occupational therapy, chiropractic and outpatient medical center managed by Licensee during the business hours of the Club pursuant to the terms of this Agreement. Licensee shall manage the Center and shall be responsible for its day-today operations. Licensee shall operate the Center as a business separate and distinct from the Club and shall be solely responsible for all legal, contractual, and business obligations and operations of the Center. The operations of the Center shall not interfere with the operation of the Club except in a de minimus way. Clients of the Center shall have the right to use the facilities of the Club (including the bathrooms and showers), but only when accompanied by a Center staff member, and only to the extent such use is part of the treatment or therapy administered by the Center. Clients of the Center shall have no priority or preference over the members of the Club with respect to the use of any Club facilities or equipment and shall not be permitted to use any babysitting facilities, racquetball courts or tennis courts. Licensee shall at all times, at its sole cost and expense, maintain its equipment and facilities in a clean, wholesome, and sanitary condition. Licensee shall cause each Center to be operated in each License Area during the entire term of this Agreement with due diligence and efficiency. Licensee. shall require all of Licensee's clients and/or invitees and the patients, clients and/or invitees of anyone claiming through Licensee to sign a waiver of liability regarding their use of the Club which is acceptable to Licensor.

         11. RULES AND REGULATIONS. Licensee and its employees, agents, contractors, and clients shall observe all rules and regulations of the Club and shall park their vehicles only in those areas designated by Licensor, if any. All clients, patients, agents, contractors, subcontractors, representatives, employees, and invitees of Licensee, and the use and operation of the Center, shall be subject to such rules and regulations as Licensor may from time to time promulgate, including, but not limited to, the rules and regulations of the Club and restrictions on the hours of use, and rules and regulations imposed upon Licensor by its landlord or any other agreement by which the Club may be bound so long as those rules and regulations which are promulgated by
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Licensor do not unreasonably interfere with Licensee's use of the Center.  Upon request from Licensee, Licensor shall provide copies of all rules and regulations then in effect at the Club.

         12. ADVERTISING. Licensee may generally advertise and promote its business within the Club, at its own cost and expense after receiving Licensor's prior approval, which Licensor shall have no obligation to grant; provided, however, Licensee shall have the right to install signage within the License Area and directional signage which may be visible within the Club subject to Licensor's reasonable consent as to size and location. Licensor shall have the right to approve, in advance, any and all advertising or promotion of the Center which refers to the Licensor's facility, its name, or trademarks or service marks or which is disseminated to Licensor's members. Licensee shall have the right to approve in advance, any and all advertising or promotion of the Club which refers to Licensee's name, trademarks, or service marks. Licensee and Licensor shall make all efforts to protect the other's rights in any trademarks, service marks, or copyrighted material used in any advertisement or promotion of the Center or the Club. Licensee shall not issue any press release (broadcast or print) relating to this Agreement or the License arising hereunder without the prior written approval of Licensor.

         13. WAIVER OF LIABILITY. Notwithstanding anything contained herein to the contrary, neither Licensor nor its agents, employees or representatives shall be responsible or liable to Licensee, Licensee's or its sublicensee's clients, patients, agents, contractors, subcontractors, representatives, employees or invitees or to anyone claiming by, through or under Licensee, and Licensee hereby waives all claims for damage or injury to persons or property, loss of business and any and all other losses or damages sustained by Licensee or any person claiming by, through or under Licensee, resulting, wholly or in part, directly or indirectly, from the construction, installation, existence, use, operation and/or removal of the Center except if caused by the gross negligence or willful misconduct of Licensor, its agents or employees.

         14. COMPLIANCE WITH LAWS. Licensee, at its sole cost and expense, shall construct, develop, manage and cause the Center to be operated in a manner that complies with (a) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances affecting the Center and the operation thereof, including, without limitation, any of the foregoing which require the licensing or accreditation of physical therapists and other personnel, or which relate to physical therapy or other medical services, or the Americans with Disabilities Act, or the Occupational Safety and Health Act, whether or not any such statutes, laws, rules, orders, regulations or ordinances which may be hereafter enacted involve a change of policy on the part of the governmental body enacting the same, and (b) all rules, orders and regulations of the National Board of Fire Underwriters and Licensor's fire insurance rating organization or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions.

         15. INDEMNIFICATION.

                 (a) Licensee shall indemnify, defend and save Licensor harmless from and against any and all claims, actions, demands, damages, liabilities and expenses, including attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property arising from or related to, wholly or in part, directly or indirectly, the construction, installation, existence, use, operation and/or removal of the Center or any part thereof, and any activities of Licensee's or its sublicensee's clients, patients, agents, contractors, subcontractors, representatives, employees and invitees in the Club or on or about the License Area except to the extent caused by the gross negligence or willful misconduct of Licensor, its agents, employees or contractors.

                 (b) Licensor shall indemnify, defend and save Licensee harmless from and against any and all claims, actions, damages, liabilities and expenses, including reasonable attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property to the extent caused by the gross negligence or willful misconduct of Licensor, its agents, employees or contractors (but specifically excluding the patients, invitees, employees, contractors and agents of Licensee or of anyone claiming through Licensee) in the Club (exclusive of the License Area) except to the extent caused by the acts, omissions or negligence of Licensee, its agents, employees or contractors.

         16. INSURANCE. Licensee shall obtain and keep in force, at its sole cost and expense and shall ensure that its sublesees maintain in full force and effect, the following: (a) comprehensive general liability insurance, including insurance against assumed or contractual liability, with respect to the Center, with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate and Three Million Dollars ($3,000,000) in umbrella coverage with respect to bodily injury, personal injury, death and property damage, and shall name Licensor as an additional insured on such coverage; (b) worker's compensation insurance as required by law; and (c) professional liability insurance coverage in such coverage amounts and with such insurance companies as shall be acceptable to Licensor in its reasonable discretion; provided, however, that in no event shall such professional liability insurance coverage be less than One Million Dollars ($ 1,000,000) per occurrence; provided, further, however, if pursuant to the second paragraph of Section 25 below Licensee has an independent operator provide the services described in Section 10 at the Center, such independent operator and not Licensee shall maintain the professional liability insurance coverage required pursuant to this subsection (c). If Licensee obtains a claims-made professional liability insurance policy hereunder, Licensee shall purchase and maintain, at Licensee's sole cost and expense, extended coverage protection (commonly known as "tail coverage") insurance for not less than a period of twenty-one (21) years after the earlier of either the termination or expiration of this Agreement to assure protection against claims made after Licensee's professional liability insurance coverage under this Agreement has expired. A certificate of each such policy, together with a photocopy of each policy, shall be deposited with Licensor prior to the commencement of construction or operation of the Center. Such certificates shall state that such coverages shall not be amended, modified, cancelled or reduced without at least thirty (30) days written notice to Licensor. Prior to the expiration or termination of any such policy, Licensee shall deliver to Licensor a certificate of the new or renewal policy, together with a copy of the rider covering the Center.

         17. TERMINATION. At Licensor's election, all alterations, improvements and fixtures (excluding Licensee's trade fixtures, personal property and equipment) shall become the property of Licensor and remain in each License Area upon the expiration or earlier termination of the applicable License in which event they shall all be in good condition, reasonable wear and tear excepted; provided, however, Licensor shall have the right to notify Licensee that it will require the License Area to be restored to the condition it was in immediately prior to the performance of Licensee's Work in which event Licensee shall, within ten (10) days after the expiration or termination of the applicable License, remove all items required by Licensor to be removed, restore the License Area to its original condition, repair any damage caused by such removal, remove all debris caused thereby and leave the License Area broom-clean. Notwithstanding anything contained herein to the contrary, the terms of this Section 17 shall survive the expiration or earlier termination of this Agreement or the applicable License. At the expiration or earlier termination of each License, Licensee shall promptly surrender all keys for the License area to Licensor.

         18. SELF-HELP. If Licensee shall fail to perform any obligation required to be performed by Licensee pursuant to this Agreement, then, in addition to and not in lieu of any other right or remedy available to Licensor, Licensor may perform any such obligation, on behalf and at the sole cost and expense of Licensee, and the reasonable cost of such performance, together with interest thereon from the date of such expenditure, shall be payable by Licensee to Licensor upon demand. Said interest shall be at the rate of twelve percent (1 2%) per annum or the highest interest rate permitted by applicable law, whichever is less.

         19. SURVIVAL OF OBLIGATIONS. Notwithstanding anything to the contrary contained herein, the expiration of the term of this Agreement, whether by lapse of time or otherwise, shall not relieve Licensor or Licensee from their obligations accruing prior to the expiration of the term.

         20. NOTICES. Any notice, request, demand, approval or consent given or required to be given under this Agreement shall be in writing and shall be deemed to have been given on the third (3rd) business day following the date on which the same shall have been mailed by United States registered or certified mail, return receipt requested, or one (1) business day following deposit with a nationally recognized overnight courier service, with all postal charges prepaid, addressed as follows:

         To Licensor:     Bally Total Fitness Corporation
                          8700 W. Bryn Mawr Avenue Fifth Floor
                          Chicago, Illinois 60631
                          Attention:       Director of Property Management

         With a copy to:

                          Bally Total Fitness Corporation
                          8700 West Bryn Mawr
                          Second Floor
                          Chicago, Illinois 60631
                          Attention:       General Counsel

         To Licensee:     Complete Wellness Centers, Inc. 725 Independence Avenue, S.E.
                          Washington, D.C. 20003 Attention: President

                          With a copy to:

                          Deborah Green, Esq.
                          666 Lexington Avenue
                          Suite 206
                          Mount Kisco, NY 10549

Either party may, at any time, change its address for the above purposes by sending a notice to the other party in accordance with the terms hereof, but such notice of change of address shall only be effective upon receipt.

         21. DEFAULT. If Licensee shall fail to pay the License Fee or any sum of money under this Agreement within ten (10) days after notice the same is due; or if Licensee shall fail to perform any other obligation of Licensee to be performed under the terms of this Agreement, and such failure shall continue for more than ten (10) days after notice thereof, then each such breach shall be deemed an event of default hereunder ("Event of Default"). The occurrence of each of the following shall also each be considered an Event of Default hereunder: (a) any misrepresentation of fact made by Licensee including, but not limited to, any misrepresentation with respect to the status of Licensee as an independent contractor; (b) if Licensee (i) makes an assignment for the benefit of creditors, (ii) becomes insolvent, (iii) is declared a bankrupt,
(iv) has voluntarily filed a Petition in Bankruptcy or is the subject of any involuntary Petition in Bankruptcy, or (v) files a Petition for the appointment of a receiver for Licensee's business, provided in the event of an involuntary filing same is not removed within ninety (90) days; (c) if any lawsuit is brought against Licensor by virtue of Licensee's use or occupancy of the License Area and Licensee fails to cause such lawsuit to be dismissed within one hundred twenty (1 20) days or fails to post a bond sufficient to protect the interests of Licensor; (d) Licensee's (i) failure to initially open any Center for business within one hundred twenty (1 20) days after the receipt of all approvals, third party consents and Permits; (e) vacation, abandonment, or desertion of any License Area; (f) failure to operate its business in any License Area or failure or refusal to maintain the business hours as set out herein; provided, however, it shall not be a default if such closure is due to a fire or other casualty whereby the License Area cannot reasonably be operated and provided, further, Licensee thereafter repairs and re-opens the License area as diligently as possible; or (g) Licensee's understatement of the License Fee for any License by hnore than ten percent (1 0%) in any License Year provided it shall not be a default if Licensee shows that such understatement was the result of obvious clerical error and reasonable measures have been taken to prevent its reoccurrence.

         Upon the occurrence of an Event of Default, Licensor shall have the right to immediately terminate the applicable License involved in any such Event of Default by giving written notice thereof to Licensee in which event:
(A) the term of such License shall expire and terminate with the same force and effect as though the date of such notice was the date fixed for the expiration of such License term and all rights of Licensee pursuant to such License shall expire and terminate and Licensor shall be entitled to recover from Licensee, as liquidated damages and not as a penalty, a sum equal to $1 5,000 for each defaulting License; (B) Licensor shall have the right to declare due and payable and sue for and recover all License Fees and all other sums due and owing Licensor regarding such License as of such termination date; (C) Licensor shall have the right to recover all reasonable legal fees and other expenses incurred by Licensor in connection with the enforcement of any of Licensor's rights and remedies hereunder; and/or (D) Licensor shall be entitled to such other remedies as may be available to it at law or in equity.

         Upon the occurrence of the greater of (1) five (5) Events of Default or (11) Events of Default pursuant to at least five percent (5%) of the then existing Licenses, a "Master Default" shall be deemed to have occurred and Licensor shall have the right to any or all of the following remedies: (aa) to immediately terminate this Agreement; (bb) to immediately terminate any or all Licenses granted hereunder by giving written notice thereof to Licensee in which event (X) the term thereof shall expire and terminate with the same force and effect as though the date of such notice was the date fixed for the expiration of such License term and all rights of Licensee pursuant to such License shall expire and terminate and Licensor shall be entitled to recover from Licensee, as liquidated damages and not as a penalty, a sum equal to $10,000 for each License so terminated; (Y) Licensor shall have the right to declare due and payable and sue for and recover all License Fees and all other sums due and owing Licensor as of such termination date(s); and/or (Z) recover all reasonable legal fees and other expenses incurred by Licensor in connection with the enforcement of any of Licensor's rights and remedies hereunder; and/or
(cc) to such other remedies as may be available to it at law or in equity.

         22. NO WAIVER. No waiver of any covenant or condition or of the breach of any covenant or condition to be performed by either party shall be taken to constitute a waiver of any subsequent breach of such covenant or condition by such party nor to justify or authorize the non-observance on any other occasion of the same or of any other covenant or condition of this Agreement. The acceptance of the License Fee by Licensor at any time when Licensee is in default under any covenant or condition of this Agreement shall not be construed as a waiver of such default or of Licensor's right to terminate this Agreement on account of such default, nor shall any waiver or indulgence granted by either party to the other party be taken as an estoppel against the party granting such waiver or indulgence.

         23. NO INTEREST IN PROPERTY: NO JOINT VENTURE. This Agreement is intended to grant a license only and is not intended nor shall it be construed as granting any interest or estate in the License Area or the Club. This Agreement is not intended to create, nor shall it be construed to create, a joint venture between Licensor and Licensee. All trademarks, trade names, service marks and copyrights of Licensor are to remain its property and are not at any time to be utilized, distributed, copied, or otherwise employed or acquired by Licensee except with Licensor's prior written approval. Licensee acknowledges that the name, reputation, and goodwill of Licensor constitute valuable and unique assets. All trademarks, trade names, service marks and copyrights of Licensee are to remain its property and are not at any time to be utilized, distributed, copied, or otherwise employed or acquired by Licensor except with Licensee's prior written approval. Licensor acknowledges that the name, reputation, and goodwill of Licensee constitute valuable and unique assets. Licensee represents and warrants that neither it nor any individual, corporation, partnership or other entity which is controlled by, or under common control with Licensee, or which owns 50% or more of the equity of the Licensee, is controlled by or under common control with, or will become controlled by or under common control with, any person who has been convicted of or granted immunity from prosecution for any crime relating to moral turpitude.

         24. NO OBLIGATION TO MAKE REFERRALS. Licensor shall have no obligation to Licensee to refer any persons to Licensee or the Center for treatment, consultation, or any otherreason. Licensee shall have no obligation to refer any persons to Licensor for membership in the Club or any other reason.

         25. ASSIGNMENT. Licensor desires Licensee to manage the Center based upon Licensee's reputation and marketing ability, thus Licensee shall not assign this Agreement nor the license granted herein, in whole or in part, nor sublicense any part or all of it without the prior written consent of Licensor, which consent Licensor shall not unreasonably withhold. Licensee agrees that the withholding by Licensor of its consent of such proposed assignment or sublease will not be deemed "unreasonable" if, among other reasonable criteria to be examined by Licensor: (a) the net worth of the proposed subtenant or assignee is materially less than that of Licensee; (b) the proposed subtenant or assignee does not have a business reputation or standing in the community as good as that of Licensee (or Licensee's principals); (c) the intended use of the License Area by subtenant or assignee is different from the use permitted by Section 10 above; (d) the use of the License Area by the proposed subtenant or assignee would violate any laws, ordinances or governmental regulations; (e) the use of the License Area by the proposed subtenant or assignee would violate any other agreements or leases affecting the Club; (f) the assignment or sublease i@ for less than all of the License Area; or (g) an Event of Default has occurred under this Agreement or any License. Any change in ownership or management of Licensee, including the sale or transfer of all or a substantial portion of the capital stock of Licensee (except that Licensee shall have the right to "go public" and have its stock publicly traded on a U.S. stock exchange) or all or any substantial portion of the assets of Licensee, shall constitute an unpermitted assignment of this Agreement.

         Notwithstanding the foregoing, Licensee shall have the right to assign this Agreement or any License to any corporation, venture or entity provided that Licensee is and remains the managing partner thereof or holds a controlling interest therein or is a wholly-owned subsidiary of Licensee. Any assignment or sublease shall require that the proposed assignee shall enter into a written agreement with Licensor pursuant to which the assignee assumes all of the obligations imposed on the Licensee under this Agreement. No assignment or sublease shall relieve Licensee of or effectuate a release or assignment of Licensee's liabilities under the terms of this Agreement and Licensee shall in all events, be and remain liable to the Licensor throughout the entire Term hereof and of the Licenses. Furthermore, Licensee has the right to transfer certain of its duties and obligations under this Agreement to an independent operator provided that (i) an officer of Licensee certifies in writing to Licensor that Licensee has made an informed determination that each such independent operator is qualified to operate a Center and has not been convicted of (or pled nolo contendere to) any felony or any act involving moral turpitude, and (ii) Licensee obtains the prior written consent of Licensor to each such transfer, which consent Licensor may give or withhold in its sole and absolute discretion, and (iii) Licensee remains primarily liable to Licensor for the performance of all of its obligations and duties under this Agreement and any License. If an approved independent operator no longer acts as an independent operator of Licensee, for whatever reason, Licensee will continue to be obligated to perform under all of the terms and conditions of this Agreement. Licensee shall require that a sufficient number of fully trained and competent personnel are employed for the operation of each Center.

         26. SUBORDINATION AND TERMINATION RIGHT.

                 (a) If any Club is leased or subleased to Licensor as tenant or subtenant or if Licensor's operation of any Club is subject to any management or other operating agreement, then this Agreement shall be subject and subordinate to each and every term and condition of any such lease, sublease and/or each and every other agreement which binds Licensor or pertains to the Clubs. Upon request, Licensor shall provide to Licensee copies or an abstract of relevant provisions of such agreement.

                 (b) In the event Licensor subleases or assigns its lease for any Club after the commencement of a License for such Club, Licensor will so notify Licensee. Licensor (or its successor, sublessee or assign) shall then have thirty (30) days to notify Licensee that it is terminating the License for the applicable License Area in which event Licensee shall be entitled to receive from such terminating entity an amount equal to one hundred percent (100%) of the then unamortized cost of that portion of Licensee's approved alterations and improvements made hereunder (which shall not include furniture, trade fixtures, equipment, merchandise or other personal property installed in the License Area) for which Licensee has provided Licensor with paid invoices plus the sum of $1,000. The cost of such approved alterations and improvements shall be amortized on a straight line basis over the initial term of the applicable License.

                 (c) If after the second full License Year, Licensee's Cash Receipts for any Center is less than $250,000 for any six (6)-month period covered by two of Licensee's consecutive quarterly financial statements, Licensor shall have the right to terminate the License for such Center; provided, however, Licensor agrees that it shall not exercise such termination right so long as Licensee shall pay License Fees for such Center in an amount equal to the License Fees that would be owed if the Cash Receipts for such Center for such two (2) consecutive quarters were at least $250,000. The right to terminate the License for such Center shall be exercised by Licensor giving written notice to Licensee within sixty (60) days after Licensor's receipt of Licensee's quarterly financial statement setting forth the Cash Receipts for such quarter, and shall be effective ninety (90) days after such notice. In the event any Club is closed pursuant to Paragraph 7 above, the $250,000 amount specified in this paragraph shall be prorated based upon the duration of such closure.

         27. CONFIDENTIALITY. During the term of this Agreement, Licensee may receive, have access to, or learn of documents, records and information of a confidential and proprietary nature to Licensor, all of which would not be otherwise readily available to Licensee except for the licenses created by this Agreement. Licensee acknowledges that such information and similar data is not generally known to the trade, is of a confidential nature, and is an asset of Licensor. Any information or data which becomes known to the public through no fault of Licensee, is disclosed to Licensee by a third party who is not under any obligation of confidentiality to Licensor, or which Licensee has knowledge of through no fault of its own prior to disclosure by Licensor of such information or data to it, shall not be considered confidential under this section. Licensee agrees, on behalf of itself and its directors, officers, shareholders, employees and operators that it shall not disclose, give, sell or otherwise transfer or make available, directly or indirectly, such confidential information and data to any third party. Licensee shall limit the dissemination of such confidential information or data within its organization to those individuals whose duties justify the need to know such information and shall require those individuals to protect and preserve the confidential and proprietary nature of such information and data in accordance with this section. Upon request of Licensor at any time, and upon the termination or expiration of this Agreement for any reason, Licensee shall promptly return all such confidential information and data, and any copies or Reproductions thereof, and work papers containing portions thereof, to Licensor at Licensee's expense, and Licensee agrees to make no further use of such confidential information and data. Licensee agrees that, if its agreements in this section are breached, a remedy in law may be inadequate and, therefore, without limiting any other remedy available at law or in equity, an injunction, specific performance or other forms of equitable relief or money damages or any combination thereof shall be available to Licensor.

         28. GOVERNING LAW. This Agreement shall be governed by and interpreted according to the laws of the State of Illinois with respect to contracts entered into therein and to be performed therein.

         29. LANDFORD'S CONSENT. Licensor and Licensee agree that the effectiveness of a License is contingent upon obtaining the consent thereto of Licensor's landlord or sublandlord, if required, pursuant to Licensor's lease or other agreement by which the License Area may be bound. Licensor shall exercise reasonable diligence to obtain the consent of such landlord.

         30. CAPTIONS. The paragraph captions and headings of this Agreement are for convenience of reference only and in no way shall be used to construe or modify the provisions of this Agreement.

         31. BINDING EFFECT. By its execution hereof, the individual executing this Agreement on behalf of the parties hereof represents that he or she is duly authorized to do so and that all proceedings required to authorize the execution hereof have been duly and properly taken and that this Agreement constitutes a legal, valid, binding, and enforceable obligation of such party. This Agreement and the covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, personal representatives, successors and assigns.

         32. WHOLE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and supersedes all prior and contemporaneous negotiations and/or representations by either party hereto. This Agreement may not be varied, modified or amended except by an agreement in writing duly signed by the parties.

         33. JOINT AND SEVERAL. If Licensee is a partnership or other business organization, the members of which are subject to personal liability or if Licensee is two (2) or more individuals or entities, the liability of each such member, individual or entity, shall be deemed joint and several.


         IN WITNESS WHEREOF, the parties hereto have executed this Li6ense as of the date first above written.


LICENSOR:
                                  BALLY TOTAL FITNESS CORPORATION

                                  By:
                                      -----------------------------------------------
                                           Its:     Senior Vice President

                                  Date:                                      , 1996
                                           ----------------------------------


LICENSEE:

                                  COMPLETE WELLNESS CENTERS, INC.


                                  By:
                                     ------------------------------------------------
                                           Its:

                                  Date:                                      , 1996
                                        -------------------------------------

                                   EXHIBIT A


                                  Location of      License
Club                              License Area     Grant Date
----                              ------------     ----------





19